                                                                    Exhibit 10.3




                            Dated as of April 7, 2000


                                    GUARANTY

                                       BY

                             COGENTRIX ENERGY, INC.
                          A North Carolina Corporation
                                  ("GUARANTOR")

                                   IN FAVOR OF

               LA COMPANIA DE ELECTRICIDAD DE SAN PEDRO DE MACORIS
                                A CAYMAN COMPANY
                                   ("OBLIGEE")


                                   RELATING TO

                     A POWER GENERATION FACILITY LOCATED AT

                              SAN PEDRO DE MACORIS,
                               DOMINICAN REPUBLIC

                                    GUARANTY


This guaranty (the "Guaranty") is made as of April 7, 2000, by Cogentrix Energy, Inc., a North Carolina corporation ("Guarantor"), in favor of La Compania de Electricidad de San Pedro de Macoris, a Cayman company ("Obligee").

                                    RECITALS

A. Obligee has entered into that certain Operation and Maintenance Agreement (as the same may be amended, modified or supplemented pursuant to its terms from time to time, the "O&M Agreement"), dated as of April 7, 2000, with Cogentrix de la Republica Dominicana, a Cayman company ("Obligor").

B. Obligee and Obligor have agreed to enter into the O&M Agreement on the condition, among others, that Guarantor executes and delivers this Guaranty.

C. Each of Guarantor and Obligor understands and has agreed that Obligee will be relying on Guarantor's undertakings in this Guaranty in entering into the O&M Agreement.

         NOW, THEREFORE, in consideration of the foregoing premises and other good and valuable consideration, and to induce Obligee to enter into the O&M Agreement with Obligor, Guarantor hereby agrees as follows:

1. Definitions. Capitalized terms used but not defined in this Guaranty have the respective meanings given to them in the O&M Agreement.

2.       Guaranty.  Subject to Section 18 hereof:

         (a) Guarantor unconditionally and irrevocably guarantees to Obligee the due and punctual payment of any and every sum of money necessary to cause the performance, observance and compliance by Obligor of and with all its duties, obligations, commitments, undertakings, warranties and indemnities under or pursuant to the O&M Agreement (each an "Obligation" and together the "Obligations"); and

         (b) If and whenever Obligor defaults for any reason whatsoever in the performance of any Obligation or fails to discharge any or all of its liabilities under or pursuant to the O&M Agreement, Guarantor shall forthwith upon demand unconditionally pay any and every sum of money necessary to cause the performance, observance and compliance by Obligee of such Obligation or liability in regard to which such default has been made in the manner prescribed by the O&M Agreement and shall indemnify and keep indemnified Obligee against any and all losses, damages, claims, costs, charges, and expenses howsoever arising from Obligor's failure timely to perform such Obligation or meet such liability.

3.       Guarantor's Obligations.

         Guarantor's obligations under this Guaranty are unconditional and absolute and shall not be limited, affected or impaired by:

         (i) any extension of time, waiver, indulgence, concession or consent given at any time to Obligor or any other person;
         (ii) any alteration, amendment or modification to the O&M Agreement or to any security or guarantee provided in connection with the O&M Agreement and the Guarantor hereby agrees that the guaranty given hereunder shall extend to the obligations and responsibilities of Obligor under the O&M Agreement as so altered, amended or modified regardless of whether the Guarantor has been notified of or given its consent to such alteration, amendment or modification;
         (iii) any dispute or disagreement under or in relation to the O&M Agreement;
         (iv) the illegality, invalidity or unenforceability of or any defect in any provision of the O&M Agreement or any of Obligor's obligations under the O&M Agreement;
         (v) any exchange or release of, or non-perfection of any Lien on or in, any collateral, or any release or amendment or waiver of or consent to any departure from any other guaranty, for all or any of the Obligations;
         (vi)   any permitted assignment of the benefit of the O&M Agreement;
         (vii) the taking or existence of any security, right of action, guarantee or indemnity in connection with the O&M Agreement;
         (viii) any change in the status, function, control or ownership of Obligor; or
         (ix) any other circumstance which might otherwise constitute a defense available to, or a discharge of, the Guarantor, or any other guarantor in respect of the Obligations or the Guarantor in respect of this Guaranty.

Without prejudice (i) to the waiver by the Guarantor as to its obligations hereunder as set out in this Section 3, and (ii) the limitations on release, discharge and impairment of the Guarantor hereunder as set out in Section 9 hereof, the Guarantor shall be entitled to assert as a defense to any claim for payment in connection with the Obligations, (a) that such Obligations are not currently due under the terms of the O&M Agreement, (b) that such Obligations have previously been paid or performed in full, and (c) any defenses and circumstances excusing payment or performance which the Obligor would be entitled to assert under and pursuant to the O&M Agreement; provided, however, that if any such defense or circumstance has been asserted by the Obligor and the validity thereof has been resolved under and pursuant to the O&M Agreement, the Guarantor shall not be entitled to reassert such defense or circumstance.

The Guarantor's obligations as guarantor are primary, independent of the obligations of Obligor under the O&M Agreement, and are in addition to and independent of any other security, right of action or other guarantee or indemnity at any time existing in favor of the Obligee, whether from the Guarantor or otherwise. A separate action may be brought to enforce this Guaranty whether or not Obligor is made a party to such action; provided, however, that no beneficiary of the Guaranty shall maintain simultaneous actions against the Obligor and the Guarantor with respect to the same Obligation.

4. Notices. Except as otherwise specified in this Guaranty, all notices and invoices under this Agreement shall be in writing and shall be deemed given when (i) (a) delivered in person or by international courier, or (b) sent by facsimile on the date of receipt of a facsimile, provided the sender can and does provide evidence of successful transmission before 5:00 p.m. on a Business Day of the receiving party, and (ii) addressed as set forth below, or to such other address as may be hereafter designated by a party after providing written notice to the other party. Any notice or other communication sent by facsimile and received after 5:00 p.m. on a Business Day of the receiving party shall be deemed given on the next following Business Day of the receiving party.

         Guarantor:

                  Cogentrix Energy Inc.
                  9405 Arrowpoint Boulevard
                  Charlotte, NC 28273-8110
                  Attention:  General Counsel
                  Facsimile:  (704) 527-4413

         Obligor:

                  Cogentrix de la Republica Dominicana
                  c/o Pellerano & Herrera
                  Av. John F. Kennedy 10, piso 4
                  P.O. Box 20682
                  Santo Domingo, Republica Dominicana
                  Facsimile:  (809) 567-0773

         Obligee:

                  La Compania de Electricidad de San Pedro de Macoris c/o Pellerano & Herrera
                  Av. John F. Kennedy 10, piso 4
                  P.O. Box 20682
                  Santo Domingo, Republica Dominicana
                  Facsimile:  (809) 567-0773

5. Financial Statements. On the date hereof, and for so long as any of the Obligations under the O&M Agreement have not been satisfied in full, within one hundred twenty (120) Days after the close of each fiscal year of Guarantor, Guarantor shall deliver to Obligee its audited annual balance sheet for the fiscal year then ended; provided that Obligee shall treat such balance sheets as confidential.

6 Cooperation. Guarantor shall, upon request of Obligee, execute such further documents and instruments as Obligee may reasonably request from time to time to effect the purpose of this Guaranty.

7.       Existence, Conduct of Business. Guarantor shall maintain and preserve
         (a) its existence as a corporation, and (b) all material rights, privileges and franchises necessary in the normal conduct of its business to avoid any material and adverse change in its ability to satisfy the Obligations.

8. Representations and Warranties. Guarantor represents and warrants as follows:

         (a) Guarantor is a corporation duly organized, validly existing and in good standing under the laws of the State of North Carolina and has full power, authority and ability to execute and deliver this Guaranty and to satisfy the Obligations.

         (b) Guarantor has duly authorized, executed and delivered this Guaranty, and neither Guarantor's execution and delivery hereof, nor the consummation of the transactions contemplated hereby, nor its compliance with the terms of this Guaranty, does or will (i) contravene its certificate of incorporation or bylaws, or any law applicable to or binding on it or any of its properties; (ii) contravene, or result in any material breach of, or constitute any material default under, any material agreement or instrument to which it is a party or by which it or any of its properties are bound, or (iii) require the consent or approval of any Person, which consent or approval has not already been obtained.

         (c) This Guaranty is a legal, valid and binding obligation of Guarantor, enforceable against Guarantor in accordance with the terms hereof, subject to bankruptcy, insolvency, reorganization or similar laws affecting creditors' rights generally or the application of general principals of equity (regardless of whether considered in a proceeding at law or in equity).

         (d) There are no pending or, to the best of Guarantor's knowledge, threatened actions or proceedings of any kind, including without limitation actions or proceedings of or before any arbitrator or any national, state or municipal court or other local governmental authority, agency, or instrumentality thereof to which Guarantor is subject or by which it or any of its properties are or may be bound that, if determined adversely, would reasonably be expected to have a material and adverse effect on this Guaranty or on Guarantor's ability to satisfy the Obligations.

9.       Waivers.

         (a) Guarantor, to the extent it legally may do so, waives any right now or hereafter existing requiring Obligee, as a condition to proceeding against Guarantor hereunder, to: (i) proceed against Obligor or any other Person; (ii) proceed against or exhaust any security held from Obligor or from any other Person; (iii) pursue any remedy in Obligee's power; or
                  (iv) give notice of any sale of personal property, collateral or security held from Obligor or any other Person.

         (b) GUARANTOR WAIVES ALL RIGHTS AND DEFENSES ARISING BY REASON OF ANY DISABILITY, LEGAL LIMITATION, INCAPACITY OR SIMILAR CIRCUMSTANCE RELATING TO OBLIGOR OR ANY OTHER PERSON.

         (c) For so long as the Obligations shall not have been satisfied in full, Guarantor shall not exercise any right of subrogation to Obligor and waives all rights to enforce any remedy which Obligee now or hereafter may have against Obligor for any performance by Guarantor under this Guaranty; provided that such agreement not to exercise such rights shall not apply to the extent any such exercise by Guarantor could not in Obligee's reasonable opinion be expected to materially and adversely affect Obligee's rights and interests under the O&M Agreement.

         (d) Guarantor shall not assert the bankruptcy, reorganization, amalgamation or any analogous matter of either Obligee or Obligor or any other Person as a defense to its obligations hereunder, and further agrees that in the event a court orders or causes a rescission or revision of the O&M Agreement, or releases Obligor from any of its obligations under the O&M Agreement by reason of bankruptcy or otherwise by operation of law other than performance in full by Obligor in accordance with the O&M Agreement, Guarantor shall remain fully liable hereunder for the Obligations. Guarantor waives any rights or defenses it may otherwise have pursuant to any action under any relevant bankruptcy laws to the extent such waiver is permitted by applicable law.

         (e) Guarantor waives any and all demands for performance, promptness, diligence, protest, presentment, demand, notices of dishonor, notices of default or delinquency, notices of non-payment, notice of acceptance, notice of the amounts from time to time owing to Obligee under the O&M Agreement, or any other facts that may come to Obligee's attention regarding the financial position of Obligor.

         (f) Guarantor waives, to the extent applicable and to the extent permitted by applicable laws, all suretyship and Guarantor's defenses.


10. Payments. All payments made by Guarantor hereunder shall be made without withholding, deduction, counterclaim or set-off for any reason (including, without limitation, exchange charges, bank transfer charges or taxes (which term shall include all present and future taxes, levies, imposts, duties or charges)) of whatsoever nature or, if Guarantor is obliged to make any withholding or deduction, Guarantor shall gross up such payments so that the net sum received by Obligee shall include the sum demanded hereunder.

11. Interest and Attorney's Fees. Any amount required to be paid by Guarantor to Obligee under this Guaranty shall bear interest at a rate of interest equal to the Base Rate plus two percent (2%) (or, if less, the maximum rate of interest allowed by applicable law) from the date due pursuant to the O&M Agreement until the date on which such amount is paid in full. All reasonable costs and expenses, including but not limited to court costs, reasonable attorneys' fees and expenses and collection costs, incurred by Obligee to enforce this Guaranty or the Obligations, shall be paid or reimbursed by Guarantor.

12. Transfer of Interests. Neither this Guaranty nor the rights and obligations hereunder may be assigned by Obligee or Guarantor at any time without the prior written consent of the other; provided that Obligee shall have the right to assign this Guaranty without the prior written consent of the Guarantor as collateral security pursuant to the Loan Agreements to be entered into by the Obligee.

13. Severability. If any provision hereof is invalid or unenforceable in any jurisdiction, then, to the fullest extent permitted by law, (i) the other provisions hereof shall remain in full force and effect in such jurisdiction and shall be liberally construed in order to carry out the intentions of the Guarantor and the Obligee in respect of and including any provision hereof which is invalid or unenforceable as nearly as may be possible, and (ii) the invalidity or unenforceability of any provision hereof in any jurisdiction shall not affect the validity or enforceability of such provision in any other jurisdiction.

14. Delay; Remedies Cumulative. No delay or failure by the parties to exercise any right or remedy hereunder shall be construed as a waiver of that right or remedy, and no individual waiver shall be construed as a general waiver of that right or remedy. All remedies under this Guaranty are cumulative and in addition to any other remedy provided hereunder, under the O&M Agreement or under applicable law.

15. Reinstatement. This Guaranty shall continue to be effective or be reinstated, as the case may be, if at any time any payment to Obligee by or on behalf of Obligor or Guarantor in respect of the O&M Agreement or this Guaranty is rescinded or otherwise must be returned by Obligee in connection with any action or proceedings in connection with the insolvency, bankruptcy, reorganization, dissolution or liquidation of Obligor or otherwise by operation of law all as though such payment to Obligee had not been made.

16. Modification. No modification shall be made of any part of this Guaranty except in writing and signed by Guarantor and Obligee.

17. Miscellaneous. The provisions of this Guaranty will bind and benefit the successors and assigns of Guarantor and Obligee. Whenever the context requires, all terms used in the singular will be construed in the plural and vice versa, and each gender will include the other gender. The term "Obligor" means both Obligor and its successors and permitted assigns pursuant to the O&M Agreement, the term "Obligee" means Obligee and its successors and permitted assigns and the term "Guarantor" means Guarantor and its successors and permitted assigns. Captions used in this Guaranty are for convenience of reference only and shall not be used to construe the provisions hereof.

18. Limitation on Liability. Notwithstanding anything to the contrary contained or implied herein, and if called upon to perform hereunder, it is expressly agreed that the Guarantor's obligations under this Guaranty shall be subject to the limitations set forth in the O&M Agreement (including, without limitation, Section 23 thereof), and the aggregate liability of Guarantor under this Guaranty shall not exceed the amount of three million Dollars (US$3,000,000), adjusted annually in accordance with the U.S. GDP Implicit Price Deflator for the twelve
         (12) month period preceding such adjustment, with the first such adjustment commencing on January 1, 1999.

19. Release of Guaranty. Upon the earliest of (a) the replacement or substitution of Obligor by a Person that is not an Affiliate of Operator and all of the obligations and liabilities of

         Obligor under or pursuant to the O&M Agreement having been fully discharged and there being no unresolved Dispute thereunder, and (b) the date on which the aggregate limit of Guarantor's liability set forth in Section 18 hereof shall have been reached, or (c) termination by Obligor or Obligee of the O&M Agreement (provided all of the Obligations and liabilities of Obligor under or pursuant to the O&M Agreement shall have been fully discharged and all Disputes thereunder resolved), Obligee shall immediately release this Guaranty in a written document reasonably satisfactory to Obligee and Guarantor.

20. Counterparts. This Guaranty may be executed in any number of counterparts, each of which shall be an original but all of which when taken together shall constitute one instrument.

21. Governing Law. This Guaranty shall be governed by and construed according to the laws of the State of New York, U.S.A.

22 Entire Agreement. This Guaranty constitutes the entire agreement between the parties hereto and supersedes any understandings, agreements or representations by or between such parties, written or oral, made at any time prior to the date hereof, that may relate in any way to the subject matter hereof.

         IN WITNESS WHEREOF, Guarantor has executed this Guaranty by its authorized officer as of the date first written above.


                                       COGENTRIX ENERGY, INC.


                                           By:    /s/ Dennis W. Alexander
                                                  ------------------------------
                                           Name:  Dennis W. Alexander
                                           Title: Group Senior Vice Pres.



                                       ACKNOWLEDGED AND AGREED BY:

                                           LA COMPANIA DE ELECTRICIDAD
                                           DE SAN PEDRO DE MACORIS

                                           By:    /s/ Andrew C. Aldridge
                                                  ------------------------------
                                           Name:  Andrew C. Aldridge
                                           Title: Director